SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

NEOTHERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 17, 2002

To our Stockholders:

     The 2002 Annual Meeting of Stockholders of NeoTherapeutics, Inc. (the “Company”) will be held at the DoubleTree Hotel, 90 Pacifica Avenue, Irvine, California, on Monday, June 17, 2002, beginning at 3:30 p.m., local time. At the Annual Meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	Election of three Class III directors, each for a term of three years;

(2)	Approval of the Amended and Restated 1997 Stock Incentive Plan, which in part increases the number of shares of common stock issuable from 3,000,000 to 6,000,000 and increases the annual award limit from 100,000 shares to 740,000 shares; and

(3)	Transact such other business as may properly come before the meeting.

     All holders of record of shares of NeoTherapeutics, Inc. common stock (NASDAQ: NEOT) at the close of business on Friday, April 19, 2002 are entitled to vote at the Annual Meeting and any postponements or adjournments of the Annual Meeting.

     Please note that registration will begin at 3:00 p.m., and seating will begin immediately thereafter. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. It is important that your shares be represented, therefore, even if you presently plan to attend the Annual Meeting, PLEASE COMPLETE, SIGN, AND DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. If you do not attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

     I look forward to seeing you at the Annual Meeting.

Very truly yours,

Alvin J. Glasky, Ph.D. Chief Executive Officer and Chairman of the Board

April 30, 2002
Irvine, California

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — PROPOSAL TO APPROVE THE AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN, WHICH IN PART INCREASES THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE FROM 3,000,000 TO 6,000,000 AND INCREASES THE ANNUAL AWARD LIMIT FROM 100,000 SHARES TO 740,000 SHARES
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
ADDITIONAL INFORMATION
ANNEX 1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	3
ELECTION OF DIRECTORS	9
Class III Director Nominees Whose Terms Expire in 2002	9
Class I Directors Whose Terms Expire in 2003	11
Class II Directors Whose Terms Expire in 2004	12
Director Compensation	13
Fiscal 2001 Board of Director Meetings	13
Board Committees	13
Certain Relationships and Related Transactions	14
Report of the Audit Committee	15
Change in Independent Public Accountants	16
Report of the Compensation Committee	17
Employment Agreements	19
Executive Compensation Summary Table	20
Option Grants for Fiscal 2001	21
Option Exercises and Values for Fiscal 2001	21
Equity Compensation Plan Information	22
Comparison of Cumulative Total Returns	23
PROPOSAL TO APPROVE THE AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN, WHICH IN PART INCREASES THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE FROM 3,000,000 TO 6,000,000 AND INCREASES THE ANNUAL AWARD LIMIT FROM 100,000 SHARES TO 740,000 SHARES	24
Description of the 1997 Plan	24
Federal Income Tax Consequences	26
Vote Required for Approval and Recommendation of the Board of Directors	27
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	27
OTHER MATTERS	28
ADDITIONAL INFORMATION	28
ANNEX 1	i

NeoTherapeutics, Inc.
157 Technology Drive
Irvine, California 92618

PROXY STATEMENT

     This Proxy Statement contains information related to the Annual Meeting of Stockholders of NeoTherapeutics, Inc. (the “Company”) to be held on Monday, June 17, 2002, beginning at 3:30 p.m., local time, at the DoubleTree Hotel, 90 Pacifica Avenue, Irvine, California, and at any postponements or adjournments thereof. This Proxy Statement and the accompanying Proxy is first being mailed to the Company’s stockholders on or about May 3, 2002.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

     At our Annual Meeting, stockholders will act upon the matters outlined in the notice of Annual Meeting on the cover page of this proxy statement, including the election of three Class III Directors, each for a term of three years, and approval of the Amended and Restated 1997 Stock Incentive Plan, which in part increases the number of shares of common stock issuable from 3,000,000 to 6,000,000 and increases the annual award limit from 100,000 shares to 740,000 shares. In addition, following the Annual Meeting, management will report on the performance of the Company during fiscal 2001 and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

     Only stockholders of record at the close of business on April 19, 2002, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting and, for any purpose germane to the Annual Meeting, at the principal business office of the Company, 157 Technology Drive, Irvine, California 92618, for a period of ten days prior to the Annual Meeting.

How many shares of the Company’s common stock are outstanding and what are the voting rights of the holders of those shares?

     On April 19, 2002, the record date for the Annual Meeting, 26,911,951 shares of the Company’s common stock were outstanding. Each outstanding share of NeoTherapeutics, Inc. common stock will be entitled to one vote on each matter.

Who can attend the Annual Meeting?

     All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting, and guests may accompany each attendee. Registration will begin at 3:00 p.m., and seating will begin immediately thereafter. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport, if you intend to vote your shares at the Annual Meeting.

     Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

What constitutes a quorum?

     The presence at the Annual Meeting of the holders of a majority of the outstanding shares of the Company’s common stock, present in person or by proxy and entitled to vote, will constitute a quorum, permitting the Annual Meeting to conduct its business. Proxies marked “withheld” as to any director nominee or “abstain” as to a particular proposal and broker non-votes (as defined below) are counted by the Company for purposes of determining the presence or absence of a quorum at the Annual Meeting for the transaction of business.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the broker or other nominee that holds their shares.

Can I vote by telephone or electronically?

     If you are a registered stockholder (that is, if you hold your stock in certificate form) you may not vote by telephone or electronically since we do not have the capability. Registered stockholders must follow the instructions included with your proxy card. If your shares are held in “street name”, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m. on Sunday, June 16, 2002.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is voted at the Annual Meeting by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the three Class III directors, each for a term of three years (see Proposal 1); and

•	FOR approval of the Amended and Restated 1997 Stock Incentive Plan, which in part increases the number of shares of common stock issuable from 3,000,000 to 6,000,000 and increases the annual award limit from 100,000 shares to 740,000 shares (see Proposal 2).

     With respect to other business that may properly come before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each Proposal?

     Election of Directors. The director nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote, up to the number of directors to be elected in each Class at the Annual Meeting (three Class III directors), shall be elected as directors. Accordingly, abstentions and broker non-votes will have no effect in determining which directors receive the highest number of votes.

     Other Proposals. For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted as present and entitled to vote for purposes of the proposal. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

     Based on a review of filings with the Securities and Exchange Commission, the following table shows the amount of NeoTherapeutics’ common stock beneficially owned (unless otherwise indicated) by holders of more than 5% of the outstanding shares of NeoTherapeutics’ common stock.

	Shares Beneficially	Percent of Shares
Name and Address of Beneficial Owner	Owned (1)	Outstanding

Alvin J. Glasky, Ph.D. (2)	1,886,998	6.8%
157 Technology Drive Irvine, CA 92618
Ingalls & Snyder, L.L.C. (3)	2,332,001	8.7%
61 Broadway New York, New York 10006
RBC Funds, Inc. (4)	2,287,500	8.5%
Royal Trust Tower, P.O. Box 7500, Station A 77 King Street West Toronto, Canada M5W 1P9
Peter R. Kellogg (5)	2,169,900	8.1%
120 Broadway New York, New York 10271
Royal Canadian Growth Fund (6)	2,087,500	7.8%
c/o The Royal Trust Company Royal Trust Tower 77 King Street West, 3rd Floor Toronto, Ontario M5W 1P9
Summit Capital Management, LLC. (7)	1,499,900	5.6%
601 Union Street, Suite 3900 Seattle, Washington 98101

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock owned as of April 19, 2002 and shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 19, 2002, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(2)	Includes 734,000 shares of our common stock subject to stock options held by Dr. Alvin J. Glasky and 24,750 shares of our common stock subject to stock options held by his wife, Rosalie H. Glasky, which are currently exercisable or exercisable within 60 days of April 19, 2002. Also includes 4,000 shares held by the

NeoTherapeutics, Inc. 401(k) Plan, and 23,149 shares beneficially owned by Dr. Glasky’s wife, Rosalie H. Glasky. Does not include 120,729 shares of our common stock beneficially owned by Mark J. Glasky and 86,957 shares of our common stock beneficially owned by Dr. Michelle S. Glasky, Dr. Alvin J. Glasky’s adult children, for which Dr. Glasky disclaims beneficial ownership.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2002, Ingalls & Snyder, L.L.C. reported that it had sole voting and dispositive power over 309,922 shares of our common stock, including 10,900 shares of our common stock issuable upon the exercise of warrants, and shared dispositive power over 2,022,079 shares of our common stock, including 57,200 shares of our common stock issuable upon exercise of warrants.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on March 31, 2002, RBC Funds, Inc. reported that it had shared dispositive power over 2,287,500 shares.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on March 12, 2001 and his representations, Mr. Kellogg reported that he had sole voting and dispositive power over 2,169,900 shares, including 100,000 shares issuable upon exercise of warrants, issued to IAT ReInsurance Syndicate Ltd., which is wholly beneficially owned by Mr. Kellogg.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on March 31, 2002, Royal Canadian Growth Fund reported that it had shared dispositive power over 2,087,500 shares.

(7)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2002, Summit Capital Management, LLC reported that it had shared dispositive power over 1,499,900 shares.

How much stock do the Company’s directors and executive officers own?

     The following table sets forth information, about our equity securities that are or may be beneficially owned by (i) each executive officer named in the Summary Compensation Table; (ii) each of our directors or nominees for director; and (iii) our directors and executive officers as a group. Unless otherwise noted, each stockholder has sole voting power and sole investment power with respects to securities shown in the table below.

	Shares Beneficially	Percent of Shares
Name and Address of Beneficial Owner	Owned (1)	Outstanding

Named Executive Officers

Alvin J. Glasky, Ph.D. (2)	1,886,998	6.8%
Rajesh C. Shrotriya, M.D. (3)	316,150	1.2%
Samuel Gulko (4)	279,200	1.0%
F. Jacob Huff, M.D. (5)	40,358	*
Luigi Lenaz, M.D. (6)	32,273	*

Directors/Director Nominees

Eric L. Nelson, Ph.D. (7)	129,750	*
Mark J. Glasky (8) (9)	120,729	*
Carol O’Cleireacain, Ph.D. (9)	113,250	*
Paul H. Silverman, Ph.D., D.Sc. (9)	113,250	*
Ann C. Kessler, Ph.D. (10)	71,250	*
Armin M. Kessler (10)	71,250	*
All Executive Officers and Directors as a group (15 persons) (11)	3,346,835	11.6%

*	less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock owned as of April 19, 2002 and shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 19, 2002, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(2)	Includes 734,000 shares of our common stock subject to stock options held by Dr. Alvin J. Glasky and 24,750 shares of our common stock subject to stock options held by his wife, Rosalie H. Glasky, which are currently exercisable or exercisable within 60 days of April 19, 2002. Also includes 4,000 shares owned by the NeoTherapeutics, Inc. 401(k) Plan, and 23,149 shares beneficially owned by Dr. Glasky’s wife, Rosalie H. Glasky. Does not include 120,729 shares of our common stock beneficially owned by Mark J. Glasky and 86,957 shares of our common stock beneficially owned by Dr. Michelle S. Glasky, Dr. Alvin J. Glasky’s adult children, for which Dr. Glasky disclaims beneficial ownership.

(3)	Includes 283,750 shares of our common stock subject to stock options held by Dr. Shrotriya, which are currently exercisable or exercisable within 60 days of April 19, 2002.

(4)	Includes 249,750 shares of our common stock subject to stock options held by Mr. Gulko, which are currently exercisable or exercisable within 60 days of April 19, 2002 and 5,000 shares of our common stock owned by the Sam Gulko CPA Defined Contribution Employee Benefit Plan.

(5)	Includes 40,000 shares of our common stock subject to stock options held by Dr. Huff, which are currently exercisable or exercisable within 60 days of April 19, 2002.

(6)	Includes 22,500 shares of our common stock subject to stock options held by Dr. Lenaz, which are currently exercisable or exercisable within 60 days of April 19, 2002.

(7)	Includes 83,250 shares of our common stock subject to stock options held by Dr. Nelson, which are currently exercisable or exercisable within 60 days of April 19, 2002.

(8)	Mark J. Glasky is the adult son of Dr. Alvin J. Glasky.

(9)	Includes 103,250 shares of our common stock subject to stock options held by each of Mr. Glasky, Dr. O’Cleireacain, and Dr. Silverman, which are currently exercisable or exercisable within 60 days of April 19, 2002.

(10)	Represents 71,250 shares of our common stock subject to stock options held by each of Armin M. Kessler and Dr. Ann C. Kessler and, which are currently exercisable or exercisable within 60 days of April 19, 2002. Armin M. Kessler and Dr. Ann C. Kessler are husband and wife.

(11)	Includes 2,042,500 shares of our common stock subject to stock options, which are currently exercisable or exercisable within 60 days of April 19, 2002.

Named Executive Officers Who are not Directors

     The following table provides information regarding the Named Executive Officers who are not Directors, their ages, the year in which each first became a director of the Company, and their principal occupations or employment.

Name and Age

Luigi Lenaz, M.D. (60)	Luigi Lenaz, M.D. has served as Vice President, Oncology Division since November 2000. Prior to joining NeoTherapeutics, Inc., he was Senior Vice President of Clinical Research and Medical Affairs from October 1997 to June 2000 of SuperGen, Inc. Previously, he was Senior Medical Director, Oncology Franchise Management for Bristol-Myers Squibb from 1990 to 1997 and was Director, Scientific Affairs, Anti-Cancer for Bristol-Myers Squibb from 1978 to 1990. Dr. Lenaz was a Post Doctoral Fellow at both the Memorial Sloan-Kettering Cancer Center in New York and the National Cancer Institute in Milan, Italy. He received his medical training at the University of Bologna Medical School in Bologna, Italy.

Name and Age

F. Jacob Huff, M.D. (52)	F. Jacob Huff, M.D. has been Vice President Clinical Affairs since November 2000. From 1998 until November 2000, Dr. Huff was a consultant for the Company, as well as for Cephalon, CroMedica, Curatek, and Searle. From 1989 to 1998, Dr. Huff served in various clinical development positions, most recently as Vice President, Global Therapeutic Area Neuroscience, at Hoechst Marion Roussel, Inc., which is now incorporated as Aventis. He managed development programs in Alzheimer’s disease, vascular dementia, stroke, schizophrenia and epilepsy. From 1998 through 2000, Dr. Huff was a Clinical Professor of Neurology at the University of California, Irvine. Previously, he held faculty appointments at the University of Medicine and Dentistry of New Jersey, Medical College of Pennsylvania, University of Pittsburgh, and Harvard Medical School. Dr. Huff completed fellowships in neurology at the Massachusetts General Hospital and in psychology at the Massachusetts Institute of Technology. He completed a residency in neurology at the University of Texas, and internship in internal medicine at the Medical College of Ohio. He received his M.D. degree from the Medical College of Ohio in 1978, and a B.A. degree from Northwestern University in 1970. Dr. Huff is a licensed physician in the State of California, and is certified in neurology by the American Board of Psychiatry and Neurology. Dr. Huff is a Fellow of the American Academy of Neurology, a Founding Board Member of the American Society for Experimental Neurotherapeutics, and a member of the World Federation of Neurology Research Group on the Dementias. Dr. Huff has authored over 60 publications dealing with various subjects in neurology and neurotherapeutics.

PROPOSAL 1 — ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of nine directors, divided into three classes. Each Class is elected in successive years and serves a term of three years. The Class I directors, whose term expires at the Annual Meeting of Stockholders in 2003, are Samuel Gulko, Eric L. Nelson, Ph.D. and Paul H. Silverman, Ph.D., D.Sc. The Class II director nominees, whose term expires at the Annual Meeting of Stockholders in 2004, are Mark J. Glasky, Carol O’Cleireacain, Ph.D. and Rajesh C. Shrotriya, M.D. The Class III directors, whose term expires at this Annual Meeting of Stockholders are Alvin J. Glasky, Ph.D., Ann C. Kessler, Ph.D. and Armin M. Kessler. Each director elected will serve the term for which he or she was nominated and until the election and qualification of his or her successor or until his or her earlier resignation or removal.

     The Board of Directors proposes that the currently serving Class III Directors be re-elected for a new term of three years and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

     Vote Required. The director nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote, up to the number of directors to be elected in each Class at the Annual Meeting (three Class III directors), shall be elected as directors. Accordingly, abstentions and broker non-votes will have no effect in determining which directors receive the highest number of votes. A proxy will be voted in the manner directed. If no direction is given, the proxy will be voted for the election of our director nominees.

     The following table provides information regarding the nominees and the other continuing members of the Board of Directors, their ages, the year in which each first became a director of the Company, their principal occupations or employment during the past five years and any family relationship with any other director or executive officer of the Company:

CLASS III DIRECTOR NOMINEES WHOSE TERMS EXPIRE IN 2002

Name and Age

Alvin J. Glasky, Ph.D.

Dr. Glasky, 68, has been Chief Executive Officer, President, Chief Scientific Officer and a director of Advanced ImmunoTherapeutics, Inc. (“AIT”) since its inception in June 1987, and has served as the Chairman of the Board, Chief Executive Officer and Chief Scientific Officer and a director of the Company since July 1989, when AIT became a wholly-owned subsidiary of NeoTherapeutics. From March 1986 to January 1987, Dr. Glasky was Executive Director of the American Social Health Association, a non-profit organization. From 1968 until March 1986, Dr. Glasky was the President and Chairman of the Board of Newport Pharmaceuticals International, Inc., a publicly-held pharmaceutical company that developed, manufactured and marketed prescription medicines. From 1966 to 1968, Dr. Glasky served as Director of Research for ICN Pharmaceutical, Inc. and as Director of the ICN-Nucleic Acid Research Institute in Irvine, California. During that period, he was also an assistant professor in the Pharmacology Department of the Chicago Medical School. Dr. Glasky currently is a Regent’s Professor at the University of California, Irvine. Dr. Glasky received a B.S. degree in Pharmacy from the University of Illinois College of Pharmacy in 1954 and a Ph.D. degree in Biochemistry from the University of Illinois Graduate School in 1958. Dr. Glasky was also a Post-Doctoral Fellow, National Science Foundation, in Sweden.

Dr. Glasky is the father of Mark J. Glasky, a Director of the Company, and Dr. Michelle S. Glasky, Vice President, Scientific Affairs.

Name and Age

Ann C. Kessler, Ph.D.

Dr. Kessler, 58, has been a director of NeoTherapeutics since November 12, 1999. Dr. Kessler serves as a member of the Board of Directors of CroMedica International Inc. From January 1969 until she retired in June 1995, Dr. Ann Kessler held a number of management positions with Hoffmann-La Roche in Basel, Switzerland and Nutley, New Jersey. Most recently, Dr. Ann Kessler was Director of International Project Management and was responsible for global project development decisions. Dr. Ann Kessler’s previous appointments included Director of the Division of Exploratory Research and Director of the Departments of Pharmacology, Chemotherapy, and Biochemical Nutrition. Dr. Ann Kessler has authored over 100 publications dealing with obesity, lipid metabolism and appetite regulation, and has 20 patents issued concerning pharmacological approaches to diseases. Dr. Ann Kessler obtained her B.S. degree from the College of Notre Dame of Maryland in 1965, M.S. in Biological Sciences from Northwestern University, Evanston, Illinois in 1967, and a Ph.D. in Biochemistry from New York University in 1973.

Dr. Ann Kessler is the wife of Armin M. Kessler, a Director of the Company.

Armin M. Kessler

Mr. Kessler, 64, has been a director of NeoTherapeutics since November 12, 1999. Mr. Kessler serves as a member of the Board of Directors of CroMedica International Inc. and of The Medicines Company. From 1983 until he retired in 1995, Mr. Kessler held a number of executive management positions with Hoffmann-La Roche AG including Chief Operating Officer, Head of the Pharmaceutical Division, Head of the Diagnostic Division with worldwide responsibility for pharmaceuticals, diagnostics, vitamins and chemicals and Managing Director of Roche U.K. Mr. Kessler also served as a member of the Board of Directors and Corporate Executive Committee of Hoffmann-La Roche AG. Until his retirement in 1995, Mr. Kessler served as a member of the Board of Directors of Genentech Inc. from 1990 and Syntex Corporation from 1994. During this same period, Mr. Kessler served on the Executive Board of Pharmaceutical Partners for Better Healthcare and as President of the European Federation of Pharmaceutical Industry Associations. From 1961 to 1982 Mr. Kessler held a variety of positions in various countries with Sandoz Pharmaceuticals Corporation including Director of Worldwide Pharmaceutical Marketing, as well as Head of Patents and Licensing and President of Sandoz, Japan. Mr. Kessler received a Bachelor of Science degree in Chemistry and Physics from the University of Pretoria, South Africa in 1957, a Bachelor of Science Honors degree in Chemical Engineering from The University of Cape Town in 1959, a Juris Doctorate from Seton Hall University in 1971, and an Honorary Doctorate of Business Administration from University of Pretoria, South Africa in 1993. Mr. Kessler qualified as a U.S. Patent Attorney in 1972.

Mr. Armin Kessler is the husband of Dr. Ann C. Kessler, a Director of the Company.

CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2003

Name and Age

Samuel Gulko

Mr. Gulko, 70, has served as the Senior Vice President Finance of NeoTherapeutics since June 2000, the Chief Financial Officer since October 1996, and as Secretary and Treasurer and a director since June 1998. From 1968 until March 1987, Mr. Gulko served as a partner in the audit practice of Ernst & Young, LLP, Certified Public Accountants. From April 1987 to July 1996, Mr. Gulko was self-employed as a Certified Public Accountant and business consultant, as well as the part-time Chief Financial Officer of several private companies. Mr. Gulko obtained his B.S. degree in Accounting from the University of Southern California in 1958.

Eric L. Nelson, Ph.D.

Dr. Nelson, 77, has been a director of NeoTherapeutics since June 1998 and a member of our Scientific Advisory Board since 1987. Dr. Nelson has been self-employed as a pharmaceutical research consultant since 1986. He was a founder, and served as Chairman from 1972 until 1986, of Nelson Research and Development Corporation, a publicly held corporation engaged in research and development of drug receptor technology applied to the development of pharmaceutical products and novel drug delivery systems. Prior to 1972, Dr. Nelson spent eleven years at Allergan Pharmaceuticals, Inc., a developer of eye care products, where as Vice President of Research he was responsible for establishing Allergan’s entire research organization. Dr. Nelson received his doctorate degree in Microbiology from UCLA in 1951 and has authored numerous publications. He is the inventor on various patents in the areas of microbiology, immunology, molecular biology and pharmacology.

Paul H. Silverman, Ph.D., D.Sc.

Dr. Silverman, 77, has been a director of NeoTherapeutics and member of our Scientific Advisory Board since September 1996. Dr. Silverman has served as a Director for the Western Center of the American Academy of Arts and Sciences, located on the University of California, Irvine campus since March 1997. Since March 1993, Dr. Silverman has also been an Adjunct Professor in the Department of Medicine at the University of California, Irvine. From January 1994 until July 1996, Dr. Silverman served as an Associate Chancellor for the Center for Health Sciences at the University of California, Irvine. From August 1992 until January 1994, Dr. Silverman served as the Director of Corporate and Government Affairs at the Beckman Laser Institute and Medical Clinic in Irvine, California. From November 1990 until December 1993, Dr. Silverman served as Director of Scientific Affairs at Beckman Instruments, Inc. Prior to 1990, Dr. Silverman served as the Director of the Systemwide Biotechnology Research and Education Program for the University of California; the Director of the Donner Laboratory and an Associate Director of the Lawrence Berkeley Laboratory at the University of California, Berkeley; as the President of the University of Maine at Orono; as the President of The Research Foundation of the State University of New York, and as the head of the Department of Immunoparasitology at Glaxo, Ltd. Dr. Silverman received his Ph.D. in Parasitology and Epidemiology and his Doctor of Science degree from the University of Liverpool, England.

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2004

Name and Age

Mark J. Glasky

Mr. Glasky, 40, has been a director since August 1994. Mr. Glasky has been employed by Bank of America in various corporate lending positions since 1982, and currently serves as Senior Vice President and Credit Products Executive for California Commercial Banking. Mr. Glasky obtained a B.S. degree in International Finance from the University of Southern California in 1983 and an M.B.A. degree in Corporate Finance from the University of Texas at Austin in 1987.

Mark J. Glasky is the adult son of Dr. Alvin J. Glasky, a Director of the Company.

Carol O’Cleireacain, Ph.D.

Dr. O’Cleireacain, 55, has been a director since September 1996. Dr. O’Cleireacain has been self-employed as an economic and management consultant in New York City since 1994. Since 1998, Dr. O’Cleireacain has served as Senior Fellow (non-resident) at the Brookings Institution in Washington D.C. Dr. O’Cleireacain served as the Director of the Mayor’s Office of Management and Budget of the City of New York from August 1993 until December 1993. From February 1990 until August 1993, Dr. O’Cleireacain was the Commissioner of the New York City Department of Finance. Since May 1996, Dr. O’Cleireacain has served as a director and member of the Executive Committee of Trillium Asset Management (formerly known as Franklin Research and Development Corp.), an employee-owned investment company in Boston. From April 1994 through April 1996, Dr. O’Cleireacain served as the first nominee of the United Steelworkers of America and the first woman director of ACME Metals Inc. Dr. O’Cleireacain has taught at various universities throughout her career. Recently she has been Adjunct Professor at the Milano Graduate School of Public Policy, New School University in 2000/2001; Adjunct Professor at Barnard College, Columbia University, 1998/1999 and 1997/1998; and Adjunct Professor at the Wagner Graduate School of Public Service, New York University, 1997/1998. Dr. O’Cleireacain received a B.A., with distinction, in Economics from the University of Michigan in 1968, an M.A. in Economics from the University of Michigan in 1970 and a Ph.D. in Economics from the London School of Economics in 1977.

Rajesh C. Shrotriya, M.D.

Dr. Shrotriya, 58, has been President and Chief Operating Officer of NeoTherapeutics since September 2000 and a director of the NeoTherapeutics since June 2001. Prior to joining NeoTherapeutics, Dr. Shrotriya held the position of Executive Vice President and Chief Scientific Officer from November 1996 until August 2000, and as Senior Vice President and Special Assistant to the President from November 1996 until May 1997, for SuperGen, Inc., a publicly-held pharmaceutical company focused on drugs for life-threatening diseases, particularly cancer. From August 1994 to October 1996, Dr. Shrotriya held the positions as Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc., an oncology company. Dr. Shrotriya spent 18 years at Bristol-Myers Squibb Company in a variety of

Name and Age

positions most recently as Executive Director, Worldwide CNS Clinical Research. Previously, Dr. Shrotriya held various positions at Hoechst Pharmaceuticals, most recently as Medical Advisor. Dr. Shrotriya was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. In addition, he received a certificate for Advanced Biomedical Research Management from Harvard University. Dr. Shrotriya received his M.D. degree from Grant Medical College, Bombay, India, in 1974; his D.T.C.D. (Post Graduate Diploma in Chest Diseases) degree from Delhi University, V.P. Chest Institute, Delhi, India, in 1971; M.B.B.S. (Bachelor of Medicine and Bachelor of Surgery — equivalent to an M.D. degree in the U.S.) from the Armed Forces Medical College, Poona, India, in; 1967; and a B.S. with Chemistry degree from Agra University, Aligarh, India, in 1962.

Director Compensation

     Base Compensation. Each non-employee director receives $2,000 for each Board of Directors meeting and $500 for each committee meeting attended (with the Chairperson of the committee receiving $1,000 per committee meeting attended). The directors are also reimbursed for certain expenses incurred in connection with attendance at Board meetings. Directors who are also employees of the Company receive no additional compensation for service as directors.

     Stock Options. In June 2001, the Company granted to each non-employee director an option to purchase 15,000 shares of common stock at $4.31 per share. This option vests in installments of 25% per quarter beginning on the date of grant and has a term of ten years. In October 2001, the Company granted to each non-employee director an option to purchase 25,000 shares of common stock at $3.00 per share. This option vests in installments of 25% semi-annually beginning on the date of grant and has a term of ten years.

Fiscal 2001 Board of Director Meetings

     The Board of Directors met 10 times and acted 14 times by unanimous written consent during fiscal 2001. Each director attended all of the meetings of the Board and Committees on which he or she served.

Board Committees

     The Board of Directors has standing Compensation, Audit and Nominating Committees.

BOARD COMMITTEE MEMBERSHIP(1)

	Compensation	Audit	Nominating
Name	Committee	Committee	Committee

Mark J. Glasky	*

Ann C. Kessler, Ph.D.	*		*

Armin M. Kessler		*	*

Eric L. Nelson, Ph.D.	**	*	*

Carol O’Cleireacain, Ph.D.		**	*

Paul H. Silverman, Ph.D., D.Sc.	*		*

*	Member.

**	Chair.

(1)	As of April 19, 2002.

     Audit Committee. The function of the Audit Committee and its activities during fiscal 2001 are described below under the heading Report of the Audit Committee. All members of the Audit Committee are non-employee directors and satisfy the National Association of Securities Dealers (“NASD”) listing standards with respect to independence, financial expertise and experience. The Audit Committee held six meetings during 2001.

     Compensation Committee. The Compensation Committee reviews and recommends the salaries and bonuses of officers and certain key employees of the Company, establishes compensation and incentive plans, authorizes and approves the granting of stock options and restricted stock in accordance with the Company’s stock option and incentive plans, administers the Company’s employee benefit plans, and determines other fringe benefits. The Compensation Committee held three meetings during 2001.

     Nominating Committee. The Nominating Committee’s membership changes from year-end to year-end and consists of all non-employee directors who are not up for election at a forthcoming Annual Meeting. The Nominating Committee reviews and considers candidates for nomination to the Company’s Board of Directors. The Nominating Committee does not consider nominees recommended by security holders. The Nominating Committee held one meeting during 2001.

Certain Relationships and Related Transactions

     Litigation Settlement. In December 1998, we were served with a lawsuit initiated by four of our former employees. The lawsuit, which was filed in the Superior Court of Orange County, California, also named Dr. Alvin J. Glasky, the Company’s founder and Chief Executive Officer, as a defendant. The lawsuit arises from a dispute concerning the termination, as of December 31, 1997, of agreements entered into as of June 1990 and December 1993 between the Company and each of the former employees, pursuant to which the employees agreed to accept an aggregate of 278,590 shares of our common stock, subject to forfeiture provisions, in exchange for the cancellation of indebtedness owed to them by the Company arising from unpaid compensation and expenses in the total amount of $458,411. Pursuant to these agreements, the employees were not entitled to keep the shares unless we achieved certain revenue goals by a specified date, as determined by our independent auditors in accordance with generally accepted accounting principles. The revenue goals were not met and we demanded that the forfeited shares be returned pursuant to the terms of the agreements. In the lawsuit the plaintiffs alleged, among other things, that our cumulative revenues of the Company were met and that the defendants fraudulently induced the plaintiffs into entering into the agreements and the subsequent amendments to the agreements. The lawsuit asked for damages in excess of $4,000,000 or, in the alternative, that the forfeiture restrictions be removed and the plaintiffs be allowed to keep their shares of common stock. The plaintiffs also sought punitive damages and reimbursement of attorneys’ fees and costs. In March 1999, we filed a cross-complaint against the plaintiffs to seek a determination that the plaintiffs’ shares have in fact been forfeited, and to obtain a court order requiring the plaintiffs to return their shares to the Company for cancellation. At the same time that the plaintiffs entered into their agreement with the Company in 1990 and 1993, Dr. Alvin J. Glasky and his wife (a former employee of the Company), also entered into agreements with us that were identical to those entered into by the plaintiffs, pursuant to which Dr. and Mrs. Glasky received an aggregate of 400,246 shares of common stock subject to identical forfeiture provisions, in exchange for the cancellation of indebtedness owed to them by the Company arising from unpaid compensation and expenses in the total amount of $755,531. Dr. and Mrs. Glasky entered into an agreement with the Company on December 21, 1998, pursuant to which they agreed to surrender for cancellation the same proportion of their restricted shares as the plaintiffs are required to surrender based on the final resolution of the lawsuit. Until we settled this, we accounted for all of these shares, which we deemed to be forfeited, as issued and outstanding.

     On December 15, 1999, we entered into a settlement agreement with the plaintiffs. The agreement provided that each of the parties pay their own legal fees and that the plaintiffs forfeit 51%, or 142,081 of their shares of common stock. In addition, the plaintiffs received three-year warrants to purchase an aggregate of 6,826 shares of common stock at $13.00 per share. Pursuant to the settlement terms of the litigation and in accordance with the terms of their agreement with us, Dr. and Mrs. Glasky forfeited 204,125 shares of their common stock and received identical warrants to purchase 9,806 shares of common stock. Accordingly, of the 678,836 total number of shares in dispute, we cancelled 346,206 shares and retained as outstanding 332,630 shares of common stock. We recorded a charge to operations in the fourth quarter of 1999 in the net amount of $2,458,359, representing the increase from 1995, the date of the previous reissuance of shares of common stock under this transaction, in the market value of the shares that remained outstanding ($2,357,005) plus the value of the warrants issued ($101,355).

     Executive Officer Indebtedness to the Company. In October 2000, Dr. Rajesh Shrotriya, the Company’s President and Chief Operating Officer, borrowed $90,000 from the Company. The loan is evidenced by a promissory note from Dr. Shrotriya that is collateralized by 10,000 shares of the Company’s common stock. The principal amount of the note is due in October 2002 together with interest accrued at the rate of 9% per annum. On December 31, 2001, the principal balance of this note was $90,000.

     In August of 1998, Samuel Gulko, the Company’s Senior Vice President Finance, Chief Financial Officer, Secretary and Treasurer, borrowed $45,000 from the Company. Additionally, in July of 2000, he borrowed $15,000 from the Company. The loans are evidenced by promissory notes from Mr. Gulko that are collateralized by 10,000 shares of the Company’s common stock and 4,000 shares of the Company’s common stock, respectively. The principal amount of the $45,000 note is due in August of 2002 together with interest accrued at the rate of 7% per annum. The principal amount of the $15,000 note is due in July of 2002 together with interest accrued at the rate of 9% per annum. On December 31, 2001, the aggregate principal balance of these notes was $60,000.

     Assignment of Patents by Chief Executive Officer. On June 6, 1991, the Company entered into an agreement (the “1991 Patent Agreement”) with Dr. Alvin Glasky whereby Dr. Glasky assigned to the Company all rights to the inventions covered by United States Patent No. 5,091,432 and any corresponding foreign applications and patents, including all continuations, divisions, reissues and renewals of said applications and any patents issued out of or based upon said applications (the “Assigned Rights”). The 1991 Patent Agreement was amended on July 26, 1996.

     The 1991 Patent Agreement, as amended, calls for the Company to pay Dr. Glasky a two percent royalty on all revenues derived by the Company from the use and sale by the Company of any products covered by these patents and applications or any patents derived from them. In the event that Dr. Glasky’s employment is terminated by the Company without cause, the royalty rate shall be increased to five percent and in the event of Dr. Glasky’s death during the term of the 1991 Patent Agreement, Dr. Glasky’s family or estate shall be entitled to continue to receive royalties at the rate of two percent. The 1991 Patent Agreement terminates on the later of its ten-year anniversary or the expiration of the final patent included within the Assigned Rights. On June 30, 1996, the Company and Dr. Glasky entered into an agreement whereby Dr. Glasky assigned to the Company all rights to the inventions covered by United States Patent No. 5,447,939 (the “1996 Patent Agreement”). The scope of the 1996 Patent Agreement as well as its terms and conditions are identical in all material respects to the 1991 Patent Agreement; provided, however, that the aggregate royalty amount with respect to any product shall be two percent (five percent in the event of termination without cause), even if a product is based on both patents. The 1996 Patent Agreement was also amended on July 26, 1996. Dr. Glasky will not receive any royalties with respect to sales of products, which utilize patent rights licensed to the Company by McMaster University. A third patent that was issued September 1, 1998 and a fourth patent, issued on February 22, 2000, are also subject to the royalty provisions of the 1996 Patent Agreement.

     The Company has never paid royalties under the 1991 Patent Agreement or the 1996 Patent Agreement.

     Company Indebtedness to Chief Executive Officer. On December 31, 1993, the Company issued 200,000 shares of our common stock to Dr. Glasky in exchange for cancellation of $500,000 of indebtedness for loans made by Dr. Glasky to the Company. Dr. Glasky received certain registration rights with respect to these shares. The remaining $257,900 in principal on the loans payable and accrued interest of $300,404 due to Dr. Glasky were converted into a $558,304 promissory note which, as amended from time to time, is currently unsecured, bears interest at 9% per annum, and is payable upon demand. The note was partially repaid in 2000 when we advanced cash to Dr. Glasky to pay payroll taxes arising from his exercise of a warrant for 88,173 shares of common stock at $3.75 per share in August 2000. The note was partially repaid in 2001. The note balance at December 31, 2001 was $135,574.

Report of the Audit Committee

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee of the Board of Directors operates pursuant to a written charter that was adopted on June 14, 1999. The Committee met six times during fiscal 2001 to carry out its responsibilities. To ensure independence, the Audit Committee also meets separately with the Company’s independent public accountants and members of management. All members of the Audit Committee are non-employee directors and satisfy the National

Association of Securities Dealers (“NASD”) listing standards with respect to independence, financial expertise and experience.

     The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s consolidated financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditor is responsible for performing an audit of the Company’s financial statements and expressing an opinion as the conformity of such consolidated financial statements with accounting principals generally accepted in the United States.

     As part of its oversight of the Company’s consolidated financial statements, the Committee reviewed and discussed with both management and the Company’s outside auditors all consolidated financial statements prior to their issuance. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also discussed with our outside auditors matters relating to its independence, including a review of audit and non-audit fees and the disclosures made to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Committee reviewed Management’s scope and adequacy of accounting systems, staffing levels and steps taken to implement recommended improvements in internal procedures and controls. Taking all of these reviews and discussions into account, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Members of the 2001 Audit Committee

Carol O’Cleireacain, Ph.D., Chair
Armin M. Kessler
Eric L. Nelson, Ph.D.

Audit Fees

     Arthur Andersen billed us $97,000 for professional services provided in connection with the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K for 2001 and the review procedures of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q for 2001.

Financial Information Systems Design and Implementation Fees

     Arthur Andersen did not perform any financial information systems design or implementation services for us during the year ended December 31, 2001.

All Other Fees

     Arthur Andersen billed us $95,110 for all other professional services rendered in 2001 for audit related fees (e.g., issuances of comfort letters to underwriters and review of and issuance of consents for registration statements). The Audit Committee reviewed the non-audit services provided by Arthur Andersen and determined that the provision of these services during the year ended December 31, 2001 is compatible with maintaining Arthur Andersen’s independence.

     Arthur Andersen did not perform and did not bill the Company for any other services in 2001.

Change in Independent Public Accountants

     The Audit Committee has carefully monitored the litigation and criminal indictment involving Arthur Andersen LLP and investigations by regulatory agencies into the financial reporting practices of the companies audited by Arthur Andersen LLP, the Company’s independent public accountants since 1989. After the Audit Committee’s evaluation of these on-going developments, the Audit Committee believes that it is in the best interests of the Company and its stockholders to terminate the engagement of Arthur Andersen LLP as the Company’s independent auditors. Following its review, the Audit Committee decided to seek proposals from independent accountants to audit the Company’s consolidated financial statements for the year ending December 31, 2002. On April 19, 2002, the Board of Directors, at the recommendation of the Audit Committee, decided to no longer engage Arthur Andersen as the Company’s independent public accountants and engaged Ernst & Young LLP to serve as the Company’s independent public accounts for the year ending December 31, 2002. The change in auditors became effective on April 19, 2002. Although in past years the Board of Directors has sought the ratification by the stockholders of the selection of the Company’s independent public accountants, such approval is a matter of Company practice only and is not required by law or the rules of the Nasdaq Stock Market. As a result, the Company’s Board of Directors will not request that the stockholders ratify the selection of the Company’s independent public accountants for the year ending December 31, 2002.

     Arthur Andersen’s reports on the Company’s consolidated financial statements for each year in the two year period ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report on the consolidated financial statements of NeoTherapeutics as of and for the year ended December 31, 2001 contained an explanatory paragraph regarding NeoTherapeutics’ ability to continue as a going concern.

     During each year in the two year period ended December 31, 2001, and the subsequent interim period through April 19, 2002, there were no disagreements between NeoTherapeutics and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports.

     During each year in the two year period ended December 31, 2001, and the subsequent interim period through April 19, 2002, NeoTherapeutics did not consult with Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     There will be representatives from Arthur Andersen and Ernst & Young present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions from stockholders.

Executive Compensation

Report of the Compensation Committee

     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2001.

     Administration. Decisions on compensation of the Company’s executive officers are made by the Compensation Committee of the Board (the “Committee”). Each member of the Committee is a non-employee Director. All decisions made by the Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board, except for decisions regarding awards under the Company’s stock option and incentive plans which are made solely by the Committee in order to satisfy Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     Executive Officer Compensation Policy. The Committee’s executive compensation policies are designed to integrate executive compensation with long-term goals, recognize and reward attainment of management goals and objectives, and enable the Company to attract and retain executive officers. The Committee believes a substantial portion of each executive’s compensation should be contingent upon the attainment by the executive of specific management objectives and is also dependent upon the Company’s financial performance. Accordingly, executives are eligible for annual bonuses that correspond to varying levels of management and Company performance.

     Base Salary. The compensation of each executive officer is reviewed annually by the Committee, with reference to the executive’s performance, level of responsibility and experience, to determine whether the current base salary is appropriate. If significant changes in an executive’s salary are to be considered, the Committee shall refer to salary ranges paid to executives with comparable duties in companies of comparable size within the same industry in the same geographic area in which the Company is located. Such salaries shall be adjusted, if deemed appropriate by the Committee, in accordance with salary surveys provided by nationally recognized research organizations. The base salary of executive officers, other than the Company’s Chief Executive Officer, are determined by the Committee after consultation with the Chief Executive Officer. The base salary of the Company’s Chief Executive Officer is recommended by the Committee to the full Board of Directors. Approval by the Board of Directors is required for any change in base salary of the Chief Executive Officer. During fiscal year ended December 31, 2001, the Company’s executive officers did not receive any salary adjustments.

     Bonuses. In addition to the base salary, the Committee may establish a compensation plan setting forth a methodology for determining incentive compensation, if any, for executive officers. Such plan may also include incentive compensation for key managers of the Company. In accordance with the plan, the Committee shall, in consultation with the Chief Executive Officer, establish target bonus levels for the Company’s executive officers, and key managers, if appropriate, based on financial resources of the Company. The actual award of incentive compensation shall be determined by the attainment of individual management goals and objectives, established to specifically relate to the individual’s position within the Company. All such goals and objectives shall be supportive of the overall strategy and goals of the Company. Due to the financial requirements of the Company, the Committee did not award any cash bonuses for 2001 performance.

     Stock Option Grants and Restricted Stock Awards. The Committee endorses the position that granting stock options and restricted stock awards to the Company’s executive officers can be very beneficial to stockholders because it aligns management’s and stockholders’ interests in the enhancement of stockholder values. Accordingly, from time to time, the Committee has granted stock options to the executive officers. The number of options received by each executive officer is fixed by the Committee after consideration of recommendation made by the Chief Executive Officer. The options are exercisable in installments as determined by the Committee and are granted at an exercise price equal to the price of the Company’s stock at the close of business on the date of the grant. Awards of such Stock Options and Restricted Stock shall be determined solely by the Committee in order to satisfy Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

     Other Benefits. The executive officers participate in employee benefit programs, such as the Company’s health care and vacation programs and the Employee Stock Purchase Plan (“ESPP”). Dr. Alvin J. Glasky does not participate in the ESPP pursuant to governing rules promulgated by the Internal Revenue Code.

     Company’s Chief Executive Officer Compensation. The compensation of Dr. Alvin J. Glasky, the Company’s Chief Executive Officer and its founder, is determined in accordance with an Executive Employment Agreement (the “Agreement”) entered into on December 1, 2000, which is effective through December 31, 2003. Dr. Glasky may be terminated by the Company with or without cause as defined in the Agreement. The Agreement, among other things, provides for an annual base salary with annual increases and periodic bonuses as determined by the Board of Directors.

     The Agreement also provides for guaranteed severance payments upon Dr. Glasky’s termination of employment without cause, or upon a change of control of the Company, equal to up to twice the annual base salary. In addition, the Company shall grant to Dr. Glasky options to acquire shares of the Company’s common stock, the specific terms of stock options awarded shall be as set forth in separate option agreements. Dr. Glasky was granted an option to purchase 150,000 shares of common stock at the fair market value on February 12, 2001 ($3.6875 per share), which vest in increments of 33% at the date of grant, and at 6 months and 12 months from the date of grant; an option to purchase an additional 90,000 shares of common stock at the fair market value on June 11, 2001 ($4.310 per share) which vest in 25% increments every 3 months beginning on the date of grant; and an option to purchase an additional 500,000 shares of common stock at $3.00 per share, a 15% discount from fair market value on October 9, 2001 ($3.54 per share), which vest in 25% increments every six months over a period of two years from the date of grant and are subject to stockholder approval of Proposal 2.

     The Agreement stipulates that Dr. Glasky is to receive a base salary of $300,000 per year. The Compensation Committee considered the same factors as discussed above, compared salaries of chief executive officers of similarly-sized companies in the industry in setting the compensation of Dr. Glasky and also considered

Dr. Glasky’s qualifications as a scientist and his ability to lead the Company and to manage its scientific programs and business strategy.

Members of the 2001 Compensation Committee

Eric L. Nelson, Ph.D., Chairman
Carol O’Cleireacain, Ph.D.
Paul H. Silverman, Ph.D., D.Sc.

Compensation Committee Interlocks and Insider Participation

     None of the members of the Board’s Compensation Committee is or has been an officer or employee of the Company.

Employment Agreements

     We entered into employment agreements with certain of our key executive personnel, including our Named Executive Officers. The agreements provide for, among other things, guaranteed severance payments equal to up to twice the officer’s annual base salary upon the termination of employment without cause or upon a change in control under certain circumstances. The agreements require each executive to devote all of his or her productive time, attention, knowledge and skill to the affairs of the Company during the term of the agreement. The agreements provide for annual base salary with annual increases and periodic bonuses as determined by the Board of Directors.

     The following table sets forth employment agreements for each Named Executive Officer, each Named Executive Officer’s base salary as required by the agreement, and each agreement’s ending date:

Name	Base Salary	Ending Date (1)

Alvin J. Glasky, Ph.D.	$300,000	December 31, 2003
Rajesh C. Shrotriya, M.D.	260,000	December 31, 2003
Samuel Gulko	200,000	December 31, 2002
Luigi Lenaz, M.D.	200,000	July 1, 2003

(1)	May be terminated by us with or without cause as defined in the agreement.

Executive Compensation Summary Table

     The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who serve in such capacities at December 31, 2001 (the “Named Executive Officers”) for services rendered to the Company during each of the past three fiscal years.

EXECUTIVE COMPENSATION SUMMARY TABLE

				Long Term
				Compensation Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary		Options	Compensation

Alvin J. Glasky, Ph.D.	2001	$300,000		740,000 (1)	$0
Chairman, Chief Executive Officer	2000	252,333		200,000	832,233	(2)
and Chief Scientific Officer	1999	210,954		275,000	0
Rajesh Shrotriya, M.D.	2001	260,000		290,000	0
President and Chief Operating Officer	2000	75,833	(3)	325,000	33,740	(4)
Luigi Lenaz, M.D.	2001	200,000		30,000 (6)	0
Vice President of Oncology Division	2000	13,718	(5)	0	0
Samuel Gulko	2001	200,000		290,000 (7)	0
Senior Vice President Finance, Chief	2000	170,613		125,000	0
Financial Officer, Secretary and Treasurer	1999	118,165		60,000	0
Jay Huff, M.D.	2001	200,000		20,000 (6)	0
Vice President of Medical Affairs	2000	13,722	(8)	0	0

(1)	Includes 500,000 options granted October 9, 2001 subject to stockholders approval (see Proposal 2).

(2)	Includes $319,727 from litigation settlement and $512,506 from warrant exercise of 88,173 shares at $3.75 exercise price per share.

(3)	Employment commenced on September 1, 2000.

(4)	One time relocation allowance.

(5)	Employment commenced on November 22, 2000.

(6)	Options granted October 9, 2001 subject to stockholders approval (see Proposal 2).

(7)	Includes 200,000 options granted October 9, 2001 subject to stockholders approval (see Proposal 2).

(8)	Employment commenced on November 22, 2000.

Option Grants for Fiscal 2001

     The following table sets forth for the year ended December 31, 2001, the grants of our common stock options to the Named Executive Officers:

OPTION GRANTS DURING FISCAL 2001

						Potential Realizable Value at
						Assumed Annual Rates of Stock Price
			Percentage of Total			Appreciation for Option Term
	Options Granted		Options Granted to
	(No. of		Employees in	Exercise Price	Expiration
Name	Shares)		Fiscal Year	($/share)	Date	0%	5%	10%

Alvin J. Glasky, Ph. D	150,000	(1)	7.4%	$3.688	02/12/2011	$0	$347,905	$881,658
	90,000	(2)	4.4%	4.310	06/11/2011	0	243,948	618,213
	500,000	(3)	24.5%	3.000	10/09/2011	270,000	943,342	2,390,614
Rajesh Shrotriya, M.D.	75,000	(1)	3.7%	3.688	02/12/2011	0	173,952	440,829
	15,000	(2)	0.7%	4.310	06/11/2011	0	40,658	103,035
	200,000	(3)	9.8%	3.000	10/09/2011	108,000	377,337	956,245
Samuel Gulko	75,000	(1)	3.7%	3.688	02/12/2011	0	173,952	440,829
	15,000	(2)	0.7%	4.310	06/11/2011	0	40,658	103,035
	200,000	(3)	9.8%	3.000	10/09/2011	108,000	377,337	956,245
Luigi Lenaz, M.D.	30,000	(4)	1.5%	3.000	10/09/2011	16,200	56,601	143,437
Jay Huff, M.D.	20,000	(4)	1.0%	3.000	10/09/2011	10,800	37,734	95,625

(1)	These options become exercisable in increments of 33% semi annually, commencing February 12, 2001, and have a ten-year term.

(2)	These options become exercisable in increments of 25% per quarter, commencing June 11, 2001, and have a ten-year term.

(3)	These options become exercisable in increments of 25% semi annually commencing October 9, 2001, and have a ten-year term. The options granted are subject to stockholders approval (see Proposal 2).

(4)	These options become exercisable in increments of 25% annually commencing October 9, 2001, and have a ten-year term. The options granted are subject to stockholders approval (see Proposal 2).

Option Exercises and Values for Fiscal 2001

     The following table sets forth information concerning our common stock option exercises during 2001 and year-end values as of December 31, 2001, for the Named Executive Officers. None of our named Executive Officers exercised any options in 2001.

AGGREGATED OPTION EXERCISES DURING 2001
OPTION VALUES AT DECEMBER 31, 2001

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Number of Shares		Options at Year-End		Money Options at Year-End (1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Alvin J. Glasky, Ph.D.	0	$0	435,000	845,000	$0	$1,830,000
Rajesh J. Shrotriya, M.D.	0	0	176,250	438,750	0	732,000
Samuel Gulko	0	0	158,917	341,083	0	732,000
Luigi Lenaz, M.D.	0	0	15,000	60,000	0	109,800
Jay Huff, M.D.	0	0	25,000	35,000	0	73,200

(1)	Based upon the closing price of the common stock on December 31, 2001, as reported by the Nasdaq National Market of $3.66 per common share.

Equity Compensation Plan Information

     We issue warrants to non-employees of the Company under equity compensation plans approved by our Board of Directors that are not required to be approved by our security holders. We issued these warrants in circumstances that enable us to adequately compensate, without the payment in cash, for outside consultant services, primarily from underwriters and placement agents who assist us in raising funds for our operations, in order to conserve our cash for operating activities. The number of securities remaining available for future issuance under equity compensation plans not approved by security holders is zero, however, the Board of Directors may approve additional issuance of warrants under circumstances that it decides are appropriate.

     The following table summarizes all equity compensation plans including those approved by security holders and those not approved by security holders, as of December 31, 2001.

	(a)	(b)	(c)
	Number of	Weighted-	Number of securities
	securities to	average	remaining available
	be issued upon	exercise	for future issuance
	exercise of	price of	under equity
	outstanding	outstanding	compensation plans
	options,	options,	(excluding securities
	warrants or	warrants and	reflected in
Plan Category	rights	rights	column (a))

Equity compensation plans approved by security holders (1)	2,916,975	$6.40	83,025
Equity compensation plans not approved by security holders (2)	1,023,702	$8.52	0
Employee Stock Purchase Plan	N/A	N/A	236,097

Total	3,940,677	$6.95	319,122

(1)	Consists of stock options outstanding under our 1991 Stock Incentive Plan and our 1997 Stock Incentive Plan

(2)	Consists of warrants issued to underwriters and placement agents and stock options issued to outside consultants. Excludes 1,634,546 shares of our common stock that are issuable upon exercise of warrants that were issued to investors at a weighted average exercise price of $13.08.

     Further details regarding stock options and warrants issued by the Company are included in footnote 1, 12, and 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Comparison of Cumulative Total Returns

     The following graph compares the cumulative, five-year stockholder returns of our common stock with the stockholder returns of the Russell 2000 Index, the Standard & Poor’s Small Cap 600 Index and a custom peer group index. We assumed equal investments of $100 in our common stock and each index on September 26, 1996.

	31-Dec-96	31-Dec-97	31-Dec-98	31-Dec-99	31-Dec-00	31-Dec-01

NeoTherapeutics Inc.	$100	$255	$255	$321	$100	$89
Russell 2000	$100	$122	$119	$145	$140	$144
S&P SmallCap 600	$100	$126	$124	$139	$156	$166
Custom Peer Index (14 Stocks)	$100	$67	$57	$79	$92	$74

     The 14-Stock Custom Peer Index consists of Axonyx Inc.(since 1Q99), Cortex Pharmaceuticals Inc., Curis, Inc.(since 4Q00), Diacrin, Inc., Genset SA - ADR, Guilford Pharmaceuticals, Inc., Interneuron Pharmaceuticals Inc., Neurobiological Technologies, Inc., Neurocrine Biosciences, Inc., Neurogen Corporation, NPS Pharmaceuticals, Inc., StemCells, Inc., Synaptic Pharmaceuticals Corporation, and Titan Pharmaceuticals, Inc.

PROPOSAL 2

PROPOSAL TO APPROVE THE AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN, WHICH
IN PART INCREASES THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE FROM 3,000,000
TO 6,000,000 AND INCREASES THE ANNUAL AWARD LIMIT FROM 100,000 SHARES TO
740,000 SHARES

     The Board of Directors has adopted, subject to stockholder approval, an amended and restated 1997 Stock Incentive Plan (the “1997 Plan”). The 1997 Plan was amended to in part: (i) increase the number of shares of common stock issuable under the 1997 Plan by 3,000,000 shares of our common stock to 6,000,000 shares of our common stock, (ii) increase the annual award limit issuable to one individual from 100,000 shares of our common stock to 740,000 shares of our common stock and (iii) allow the Board of Directors to delegate the power to amend the 1997 Plan to the Committee appointed by the Board to administer the 1997 Plan (the “Committee”). As of April 19, 2002, there were options to purchase 4,120,970 shares of common stock outstanding under the 1997 Plan, 1,120,970 of which had been conditionally granted subject to stockholder approval of the proposed amendment. The additional 3,000,000 shares will be used to issue nonqualified stock options to our employees and officers to purchase 1,120,970 shares of our common stock at $3.00 per share, which were granted effective as of October 9, 2001. The remainder will be reserved for future use by being offered to individuals who meet the qualifications for participation in the 1997 Plan.

     The Board of Directors believes that the proposed amendments to the 1997 Plan are necessary to continue the effectiveness of the 1997 Plan in achieving our objective to attract, motivate and retain the services of qualified employees, officers and directors (including non-employee officers and directors), consultants and other service providers. The Board of Directors believes that the successful development of our business largely depends on the judgment, initiative and efforts of such individuals, and that stock options provide an opportunity to participate in the success and increased value of the Company.

Description of the 1997 Plan

     The following is a description of the principal features of the 1997 Plan, as amended and restated. This description is qualified in its entirety by reference to the text of the 1997 Plan, a copy of which is attached as Annex A.

     The 1997 Plan as originally adopted authorized up to 500,000 shares of common stock for issuance. The stockholders subsequently approved amendments to the 1997 Plan at the 1999, 2000 and 2001 Annual Meetings of Stockholders to increase the number of shares of common stock authorized for issuance to a total of 3,000,000. If the current proposal is approved, the total authorized shares of common stock subject to the 1997 Plan would be 6,000,000, subject to adjustment in the number of outstanding shares in the event of stock splits, stock dividends or certain other similar changes in the capital structure of the Company, with 1,120,970 shares of common stock going to fund nonqualified stock option grants made on October 9, 2001 to our employees and officers.

     The 1997 Plan provides for grants of “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options and rights to purchase shares of common stock (“Purchase Rights”). Incentive stock options, nonqualified stock options and Purchase Rights may be granted to employees of the Company and its subsidiaries. Nonqualified stock options and Purchase Rights may be granted to employees of the Company and its subsidiaries, non-employee directors and officers, consultants and other service providers. As of April 19, 2002, approximately 70 persons were eligible to participate in the 1997 Plan.

     The Board of Directors, or a committee consisting of two or more members of the Board of Directors, administers the 1997 Plan (the “Administrator”). The Compensation Committee, which is made up of members of our Board of Directors, has been delegated the authority to amend the 1997 Plan and make grants of options and Purchase Rights under the 1997 Plan. The Administrator has the full power and authority to interpret the 1997 Plan, select the recipients of options and Purchase Rights, determine and authorize the type, terms and conditions of, including vesting provisions, and the number of shares subject to, grants under the 1997 Plan, and adopt, amend and rescind rules relating to the 1997 Plan.

     The term of options may not exceed 10 years from the date of grant (5 years in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). The option exercise price for each share granted pursuant to a nonqualified stock option may not be less than 85% of the fair market value of a share of common stock at the time such option is granted. The option exercise price for each share granted pursuant to an incentive stock option may not be less than 100% of the fair market value of a share of common stock at the time such option is granted (110% of fair market value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). There is no minimum purchase price for shares of common stock purchased pursuant to a Purchase right, and any such purchase price shall be determined by the Administrator.

     The 1997 Plan as originally adopted set the maximum number of shares for which options or Purchase Rights may be granted to any one person during any one calendar year under the 1997 Plan at 100,000. The Board subsequently approved amendments to the 1997 Plan to raise this annual limit to 740,000. The aggregate fair market value of the common stock (determined as of the date of grant) with respect to which incentive stock options granted under the 1997 Plan or any other stock option plan of the Company become exercisable for the first time by any optionee during any calendar year may not exceed $100,000. The exercisability of options outstanding under the 1997 Plan will accelerate upon a change in control of the Company, regardless of whether the options are assumed or new options are issued by the successor corporation.

     The option price of an incentive stock option or nonqualified stock option is payable in full upon exercise, and the purchase price of stock purchased pursuant to a Purchase Right must be paid in full upon the acceptance of the Purchase Right. Payment of the option price upon exercise of a stock option or for shares purchased pursuant to a Purchase Right may be made in cash, by check, by the delivery of shares of common stock (valued at their fair market value as of the date of the exercise of an option or Purchase Right), by the optionee’s or purchaser’s promissory note in a form and on terms acceptable to the Administrator, by the cancellation of indebtedness of the Company to the optionee or purchaser, by the waiver of compensation due or accrued to the optionee or purchaser for services rendered, or by any combination of the foregoing methods of payment. In addition, the option price for options granted under the 1997 Plan may be made by a “same day sale” commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. (“NASD Dealer”) whereby the optionee irrevocably elects to exercise his or her option and to sell a portion of the shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company, by a “margin” commitment from the optionee and an NASD Dealer whereby the optionee irrevocably elects to exercise his or her option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company, or by any combination of the foregoing methods of payment.

     Neither options nor Purchase Rights granted under the 1997 Plan may be transferred other than by will or by the laws of descent and distribution. Shares purchased pursuant to Purchase Rights generally shall be restricted for a period of time, during which such shares may be repurchased by the Company, and therefore these share may not be sold, assigned, pledged or transferred until such time as the Company no longer has the right to reacquire any such shares.

     The Board of Directors and/or the Committee may alter, amend, suspend or terminate the 1997 Plan at any time. However, any changes which affect or impair the rights of any person who holds an outstanding stock option or Purchase Right may not be effected without such person’s consent. Unless sooner terminated by the Board of Directors and/or the Committee, the 1997 Plan will terminate on May 2, 2007.

     The following table contains information concerning certain stock options granted under the 1997 Plan during the year ended December 31, 2001:

	Weighted Average
	Exercise Price
Name and Position	($/Share)	Number of Shares

Alvin J. Glasky, Ph.D., Chairman of the Board, Chief Executive Officer and Chief Scientific Officer	$3.30	740,000	(1)
Rajesh Shrotriya, M.D., President and Chief Operating Officer	$3.25	290,000	(2)
Samuel Gulko, Senior Vice President Finance, Chief Financial Officer, Secretary and Treasurer	$3.25	290,000	(2)
Luigi Lenaz, M.D., Vice President of Oncology Division	$3.00	30,000	(3)
Jay Huff, M.D., Vice President of Medical Affairs	$3.00	20,000	(3)
All Current Executive Officers as a Group (9 persons)	$3.24	1,480,000	(4)
Non-Executive Director Group (6 persons)	$3.49	240,000	(5)
Non-Executive Officer Employee Group (71 persons)	$5.73	313,000	(6)

*	As of April 19, 2002, the market value of the Company’s common stock as reported by the Nasdaq Stock Market was $2.42 per share.

(1)	Includes 500,000 options granted October 9, 2001 subject to stockholders approval of this Proposal.

(2)	Includes 200,000 options granted October 9, 2001 subject to stockholders approval of this Proposal.

(3)	Represent options granted October 9, 2001 subject to stockholders approval of this Proposal.

(4)	Includes 1,010,000 options granted October 9, 2001 subject to stockholders approval of this Proposal.

(5)	Includes 125,000 options granted October 9, 2001 subject to stockholders approval of this Proposal.

(6)	Includes 181,000 options granted October 9, 2001 subject to stockholders approval of this Proposal.

Federal Income Tax Consequences

     The following is a general summary under current law of the material federal income tax consequences to participants in the Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to you in light of your personal investment circumstances. This summarized tax information is not tax advice.

     Incentive Stock Options. There is no taxable income to an employee when an incentive stock option is granted or when that option is exercised; however, generally the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be included in the optionee’s alternative minimum taxable income upon exercise. If stock received on exercise of an incentive stock option is disposed of in the same year the option was exercised, and the amount realized is less than the stock’s fair market value at the time of exercise, the amount includable in the alternative minimum taxable income will be the amount realized upon the sale or exchange of the stock, less the taxpayer’s basis in the stock. Gain realized by an optionee upon the sale of the stock issued upon exercise of an incentive stock option is taxable as long-term capital gain, and no tax deduction is available to the Company, unless the optionee disposes of the stock within two years after the date of grant of the option or within one year after the date of exercise. In such event the difference between the option exercise price and the fair market value of the shares on the date of the optionee’s exercise will be taxed at ordinary income tax rates, and, subject to Section 162(m) of the Code (which limits the deductibility of compensation in excess of $1,000,000 for certain executive officers), the Company will be entitled to a deduction to the extent the employee must recognize ordinary income.

     Nonqualified Stock Options. The recipient of a nonqualified stock option will not realize taxable income upon the grant of the option, nor will the Company be entitled to take any deduction. Upon the exercise of a nonqualified stock option, the optionee will realize ordinary income and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction in an amount equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. The Company may be required to withhold taxes on the ordinary income realized by an optionee upon exercise of nonqualified stock options in order to be entitled to the tax deduction. An optionee’s basis for the stock for purposes of determining gain or loss on any subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the nonqualified stock option.

     Purchase Rights. The recipient of restricted stock pursuant to a Purchase Right will not cause a recipient to realize taxable income until the expiration of any repurchase rights retained by the Company with respect to such stock, unless the recipient makes an election under Section 83(b) of the Code to be taxed as of the date of purchase. If no repurchase rights are retained or if a Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the difference between the purchase price paid for the shares and the fair market value of such shares on the date of purchase. If no Section 83(b) election is made or if repurchase rights are retained, the recipient will realize taxable income on each date that the recipient’s ownership rights vest (i.e., when the Company no longer has the right to repurchase all or a portion of the shares). The recipient will recognize ordinary income, and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the purchase price paid for such shares. However, if the recipient is subject to Section 16(b) of the Exchange Act, and if no Section 83(b) election was made at the time of purchase, the date that ordinary income is recognized for shares which vest within six months of purchase date shall be deferred to six months from the date of purchase.

     Section 162(m) of the Code. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain “performance-based” compensation. Stock options will satisfy the “performance-based” exception if (1) the awards are made by a qualifying compensation committee, (2) the plan sets the maximum number of shares that can be granted to any person within a specified period and (3) the compensation is based solely on an increase in the stock price after the grant date. Certain stock options granted under the 1997 Plan may qualify as “performance-based” compensation.

     Other Tax Consequences. We recommend that you consult your personal tax advisors with respect to the federal, foreign (if applicable), state and local tax aspects of option grants, option exercises, rights to purchase and any subsequent dispositions of Common Stock acquired under the Plan.

Vote Required for Approval and Recommendation of the Board of Directors

     Approval of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the 1997 Plan, which in part: (i) increases the number of shares of common stock issuable under the 1997 Plan by 3,000,000 shares of our common stock to 6,000,000 shares of our common stock, (ii) increases the annual award limit issuable to one individual from 100,000 shares of our common stock to 740,000 shares of our common stock and (iii) allows the Board of Directors to delegate the power to amend the 1997 Plan to the Committee appointed by the Board to administer the 1997 Plan. Broker non-votes with respect to this proposal will not be counted for determining whether this proposal is approved. Proxies marked “abstain” or a vote to abstain by a stockholder present in person at the Annual Meeting will have the same legal effect as a vote “against” the matter because it represents a share present or represented at the Annual Meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and persons who beneficially own more than ten percent of the Company’s common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon its review of the copies of reporting forms furnished to the Company, and written representations that no other reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers and any persons holding 10% or more of the Company’s common stock with respect to the Company’s fiscal year ended December 31, 2001, were satisfied on a timely basis.

OTHER MATTERS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, the persons named in the enclosed proxy will have the discretion to vote on such matters in accordance with their best judgment.

     A complete copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, with all Exhibits filed therewith, is available at the Securities and Exchange Commission’s web site at www.sec.gov under EDGAR filings. The Company will provide to you a copy of its Form 10-K by writing the Company at 157 Technology Drive, Irvine, California 92618, Attn: John McManus, Vice President, Financial Development and Investor Relations. Exhibits filed with our Form 10-K will be provided upon written request, in the same manner noted above, at a nominal per page charge.

ADDITIONAL INFORMATION

     Stockholder Proposals for the 2003 Annual Meeting. Under Rule 14a-8 of the Securities and Exchange Commission Act of 1934, any stockholder desiring to submit a proposal for action at the 2003 Annual Meeting of Stockholders and inclusion in the Company’s proxy statement with respect to such Annual Meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than January 3, 2003, in order to be considered for inclusion in the Company’s proxy statement relating to such Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, and the eligibility of persons entitled to have such proposals included, are regulated by the Securities Exchange Act of 1934, the Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

     Rule 14a-4(c)(1) of the Securities Exchange Act of 1934 governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the Company’s proxy statement. Rule 14A-4(C)(1) provides that if a proponent of a proposal fails to notify the Company on or before March 20, 2003, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussions of the matter in the proxy statement.

     Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have retained Georgeson Shareholder Communications Inc. (“Georgeson”), 17 State Street, New York, New York 10004, to aid in the solicitation. For these services, we will pay Georgeson a fee of $7,500 and reimburse them for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

     The required financial information included in the Company’s Annual Report on Form 10-K which is being mailed to each stockholder with this Proxy Statement, is hereby incorporated by reference.

April 30, 2001	By Order of the Board of Directors

Samuel Gulko Secretary

ANNEX 1

NEOTHERAPEUTICS, INC.

AMENDED AND RESTATED

1997 STOCK INCENTIVE PLAN

     This 1997 STOCK INCENTIVE PLAN (the “Plan”) is hereby established by NeoTherapeutics, Inc. (the “Company”), and first adopted by its Board of Directors as of the 2nd day of May, 1997 (the “Effective Date”), as amended on March 19, 1999, May 6, 1999, December 15, 1999, March 24, 2000, November 2, 2000, March 19, 2001, October 9, 2001, February 11, 2002 and March 23, 2002.

ARTICLE 1.

PURPOSES OF THE PLAN

     1.1 Purposes. The purposes of the Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers and directors (including non-employee officers and directors), and consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

ARTICLE 2.

DEFINITIONS

     For purposes of this Plan, the following terms shall have the meanings indicated:

     2.1 Administrator. “Administrator” means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

     2.2 Affiliated Company. “Affiliated Company” means any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.

     2.3 Board. “Board” means the Board of Directors of the Company.

     2.4 Change in Control. “Change in Control” shall mean (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company; (ii) a merger or consolidation in which the Company is not the

i

surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (v) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

     2.5 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     2.6 Committee. “Committee” means a committee of two or more members of the Board appointed to administer and/or amend the Plan, as set forth in Sections 7.1 and 9.1, respectively, hereof.

     2.7 Common Stock. “Common Stock” means the Common Stock, no par value, of the Company, subject to adjustment pursuant to Section 4.2 hereof.

     2.8 Disability. “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

     2.9 Effective Date. “Effective Date” means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.

     2.10 Exercise Price. “Exercise Price” means the purchase price per share of Common Stock payable upon exercise of an Option.

     2.11 Fair Market Value. “Fair Market Value” on any given date means the value of one share of Common Stock, determined as follows:

          (a) If the Common Stock is then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such NASDAQ market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such NASDAQ market system or such exchange on the next preceding day for which a closing sale price is reported.

          (b) If the Common Stock is not then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

          (c) If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

     2.12 Incentive Option. “Incentive Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

     2.13 Incentive Option Agreement. “Incentive Option Agreement” means an Option Agreement with respect to an Incentive Option.

     2.14 NASD Dealer. “NASD Dealer” means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

     2.15 Nonqualified Option. “Nonqualified Option” means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Shareholder or because it exceeds the annual limit provided for in Section 5.6 below, it shall to that extent constitute a Nonqualified Option.

     2.16 Nonqualified Option Agreement. “Nonqualified Option Agreement” means an Option Agreement with respect to a Nonqualified Option.

     2.17 Offeree. “Offeree” means a Participant to whom a Right to Purchase has been offered or who has acquired Restricted Stock under the Plan.

     2.18 Option. “Option” means any option to purchase Common Stock granted pursuant to the Plan.

     2.19 Option Agreement. “Option Agreement” means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

     2.20 Optionee. “Optionee” means a Participant who holds an Option.

     2.21 Participant. “Participant” means an individual or entity who holds an Option, a Right to Purchase or Restricted Stock under the Plan.

     2.22 Purchase Price. “Purchase Price” means the purchase price per share of Restricted Stock payable upon acceptance of a Right to Purchase.

     2.23 Restricted Stock. “Restricted Stock” means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions as are established pursuant to such Article 6.

     2.24 Right to Purchase. “Right to Purchase” means a right to purchase Restricted Stock granted to an Offeree pursuant to Article 6 hereof.

     2.25 Service Provider. “Service Provider” means a consultant or other person or entity who provides services to the Company or an Affiliated Company and who the Administrator authorizes to become a Participant in the Plan.

     2.26 Stock Purchase Agreement. “Stock Purchase Agreement” means the written agreement entered into between the Company and the Offeree with respect to a Right to Purchase offered under the Plan.

     2.27 10% Shareholder. “10% Shareholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

ARTICLE 3.

ELIGIBILITY

     3.1 Incentive Options. Officers and other key employees of the Company or of an Affiliated Company (including members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

     3.2 Nonqualified Options and Rights to Purchase. Officers and other key employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options or Rights to Purchase under the Plan.

     3.3 Limitation on Shares. In no event shall any Participant be granted Options or Rights to Purchase in any one calendar year pursuant to which the aggregate number of shares of Common Stock that may be acquired thereunder exceeds 740,000 shares.

ARTICLE 4.

PLAN SHARES

     4.1 Shares Subject to the Plan. A total of 6,000,000 shares of Common Stock may be issued under the Plan, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. For purposes of this limitation, in the event that (a) all or any portion of any Option or Right to Purchase granted or offered under the Plan can no longer under any circumstances be exercised, or (b) any shares of Common Stock are reacquired by the Company pursuant to an Incentive Option Agreement, Nonqualified Option Agreement or Stock Purchase Agreement, the shares of Common Stock allocable to the unexercised portion of such Option or such Right to Purchase, or the shares so reacquired, shall again be available for grant or issuance under the Plan.

     4.2 Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to this Plan, and the number and kind of shares and the price per share subject to outstanding Option Agreements, Rights to Purchase and Stock Purchase Agreements in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

ARTICLE 5.

OPTIONS

     5.1 Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement which shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

     5.2 Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value on the date the Incentive Option is granted, (b) the Exercise Price of a Nonqualified Option shall not be less than 85% of Fair Market Value on the date the Nonqualified Option is granted, and (c) if the person to whom an Incentive Option is granted is a 10% Shareholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Option is granted.

     5.3 Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee that have been held by the Optionee for at least six (6) months, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Optionee’s promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Optionee; (f) the waiver of compensation due or accrued to the Optionee for services rendered; (g) provided that a public market for the Common Stock exists, a “same day sale” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (h) provided that a public market for the Common Stock exists, a “margin” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (i) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

     5.4 Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Shareholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

     5.5 Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Administrator.

     5.6 Annual Limit on Incentive Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock shall not, with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year, exceed $100,000.

v

     5.7 Nontransferability of Options. No Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee; provided, however, that, in the discretion of the Administrator, any Option may be assigned or transferred in any manner which an “incentive stock option” is permitted to be assigned or transferred under the Code.

     5.8 Rights as Shareholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a shareholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

ARTICLE 6.

RIGHTS TO PURCHASE

     6.1 Nature of Right to Purchase. A Right to Purchase granted to an Offeree entitles the Offeree to purchase, for a Purchase Price determined by the Administrator, shares of Common Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives.

     6.2 Acceptance of Right to Purchase. An Offeree shall have no rights with respect to the Restricted Stock subject to a Right to Purchase unless the Offeree shall have accepted the Right to Purchase within ten (10) days (or such longer or shorter period as the Administrator may specify) following the grant of the Right to Purchase by making payment of the full Purchase Price to the Company in the manner set forth in Section 6.3 hereof and by executing and delivering to the Company a Stock Purchase Agreement. Each Stock Purchase Agreement shall be in such form, and shall set forth the Purchase Price and such other terms, conditions and restrictions of the Restricted Stock, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each Stock Purchase Agreement may be different from each other Stock Purchase Agreement.

     6.3 Payment of Purchase Price. Subject to any legal restrictions, payment of the Purchase Price upon acceptance of a Right to Purchase Restricted Stock may be made, in the discretion of the Administrator, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Offeree that have been held by the Offeree for at least six (6) months, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Offeree’s promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Offeree; (f) the waiver of compensation due or accrued to the Offeree for services rendered; or (g) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

     6.4 Rights as a Shareholder. Upon complying with the provisions of Section 6.2 hereof, an Offeree shall have the rights of a shareholder with respect to the Restricted Stock purchased pursuant to the Right to Purchase, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in the Stock Purchase Agreement. Unless the Administrator shall determine otherwise, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Stock Purchase Agreement.

     6.5 Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Stock Purchase Agreement. In the event of termination of a Participant’s employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Stock Purchase Agreement may provide, in the discretion of the Administrator, that the Company shall have the right, exercisable at the discretion of the Administrator, to repurchase (i) at the original Purchase Price, any shares of Restricted Stock which have not vested as of the date of termination, and (ii) at Fair Market Value, any shares of Restricted Stock which have vested as of such date, on such terms as may be provided in the Stock Purchase Agreement.

     6.6 Vesting of Restricted Stock. The Stock Purchase Agreement shall specify the date or dates, the performance goals or objectives which must be achieved, and any other conditions on which the Restricted Stock may vest.

     6.7 Dividends. If payment for shares of Restricted Stock is made by promissory note, any cash dividends paid with respect to the Restricted Stock may be applied, in the discretion of the Administrator, to repayment of such note.

     6.8 Nonassignability of Rights. No Right to Purchase shall be assignable or transferable except by will or the laws of descent and distribution or as otherwise provided by the Administrator.

ARTICLE 7.

ADMINISTRATION OF THE PLAN

     7.1 Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board (the “Committee”). Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

     7.2 Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Incentive Options or Nonqualified Options shall be granted and Rights to Purchase shall be offered, the number of shares to be represented by each Option and Right to Purchase and the consideration to be received by the Company upon the exercise thereof; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Option Agreements and Stock Purchase Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Option or Right to Purchase under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement or Stock Purchase Agreement; (g) to accelerate the vesting of any Option or release or waive any repurchase rights of the Company with respect to Restricted Stock; (h) to extend the exercise date of any Option or acceptance date of any Right to Purchase; (i) to provide for rights of first refusal and/or repurchase rights; (j) to amend outstanding Option Agreements and Stock Purchase Agreements to provide for, among other things, any change or modification which the Administrator could have provided for upon the grant of an Option or Right to Purchase or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

     7.3 Limitation on Liability. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

ARTICLE 8.

CHANGE IN CONTROL

     8.1 Change in Control. In order to preserve a Participant’s rights in the event of a Change in Control of the Company, (i) the time period relating to the exercise or realization of all outstanding Options, Rights to Purchase and Restricted Stock shall automatically accelerate immediately prior to the consummation of such Change in Control, and (ii) with respect to Options and Rights to Purchase, the Administrator in its discretion may, at any time an Option or Right to Purchase is granted, or at any time thereafter, take one or more of the following actions: (A) provide for the purchase or exchange of each Option or Right to Purchase for an amount of cash or other property having a value equal to the difference, or spread, between (x) the value of the cash or other property that the Participant would have received pursuant to such Change in Control transaction in exchange for the shares issuable upon exercise of the Option or Right to Purchase had the Option or Right to Purchase been exercised immediately prior to such Change in Control transaction and (y) the Exercise Price of such Option or the Purchase Price under such Right to Purchase, (B) adjust the terms of the Options and Rights to Purchase in a manner determined by the Administrator to reflect the Change in Control, (C) cause the Options and Rights to Purchase to be assumed, or new rights substituted therefor, by another entity, through the continuance of the Plan and the assumption of outstanding Options and Rights to Purchase, or the substitution for such Options and Rights to Purchase of new options and new rights to purchase of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and Exercise Prices, in which event the Plan and such Options and Rights to Purchase, or the new options and rights to purchase substituted therefor, shall continue in the manner and under the terms so provided, or (D) make such other provision as the Administrator may consider equitable. If the Administrator does not take any of the forgoing actions, all Options and Rights to Purchase shall terminate upon the consummation of the Change in Control and the Administrator shall cause written notice of the proposed transaction to be given to all Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

ARTICLE 9.

AMENDMENT AND TERMINATION OF THE PLAN

     9.1 Amendments. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. In addition, the Board may delegate such power in whole or in part to the Committee. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Option Agreement or Stock Purchase Agreement without such Participant’s consent. The Board and/or Committee may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

     9.2 Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Options or Rights to Purchase may be granted under the Plan thereafter, but Option Agreements, Stock Purchase Agreements and Rights to Purchase then outstanding shall continue in effect in accordance with their respective terms.

ARTICLE 10.

TAX WITHHOLDING

     10.1 Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised or Restricted Stock issued under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or as a result of the purchase of or lapse of restrictions on Restricted Stock or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

ARTICLE 11.

MISCELLANEOUS

     11.1 Benefits Not Alienable. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

     11.2 No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to limit the right of the Company or any Affiliated Company to discharge any Participant at any time.

     11.3 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements and Stock Purchase Agreements, except as otherwise provided herein, will be used for general corporate purposes.

PROXY

NEOTHERAPEUTICS, INC.
157 Technology Drive
Irvine, California 92618

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEOTHERAPEUTICS, INC.

The undersigned hereby appoints Dr. Rajesh C. Shrotriya and Samuel Gulko, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all the shares of NEOTHERAPEUTICS, INC. which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders to be held at the DoubleTree Hotel, 90 Pacifica Avenue, Irvine, California on June 17, 2002, at 3:30 P.M., and at any and all adjournments or postponements thereof, as follows:

- DETACH PROXY CARD HERE -

NEOTHERAPEUTICS, INC.

1.	Election of Class III Directors:	FOR all nominees listed below (except as indicated to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: Alvin J. Glasky, Ph.D., Ann C. Kessler, Ph.D., and Armin M. Kessler

(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

2.	Proposal to approve the Amended and Restated 1997 Stock Incentive Plan, which in part increases the number of shares of common stock issuable from 3,000,000 to 6,000,000 and increases the annual award limit from 100,000 shares to 740,000 shares.

FOR	AGAINST	ABSTAIN	This Proxy when properly executed will be voted in the manner directed above. If no direction is given, this proxy will be voted FOR the election of the nominees listed above and FOR proposal number 2.

This Proxy confers discretionary authority to vote on any other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement (with all enclosures and attachments) dated May 3, 2002.

I/we plan to attend the Annual Meeting of Stockholders.	Please mark, sign, date and return this Proxy promptly using the enclosed envelope. If your address is incorrectly shown, please print changes.

Dated:	, 2002

Signature

Signature if held jointly
Please date this Proxy and sign it exactly as your name or names appear hereon. When shares are held by two or more persons, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person.

Please Detach Here

- You Must Detach This Portion of the Proxy Card -
Before Returning it in the Enclosed Envelope